Exhibit 10.7(a)

Mark J. Servodidio Executive Vice President Human Resources
April 21, 2008	973 496 7797 T 973 496 3322 F mark.servodidio@avisbudget.com

Mr. Thomas M. Gartland

507 Green Valley

Racine, WI 53406

Dear Tom:

We are pleased to confirm our offer of employment with Avis Budget Car Rental LLC as Executive Vice President, Sales & Marketing. This position reports to Robert Salerno, President & Chief Operating Officer. We anticipate your start date to be on or about April 28, 2008. Your salary, paid on a bi-weekly basis, will be $15,384.62, which equates to an annualized salary of $400,000.00. This offer is contingent upon satisfactory employment, education, drug screening, and reference verifications, as well as compliance with Federal immigration employment law requirements.

In addition, you will be awarded a sign-on bonus of $50,000, less applicable taxes, payable after 60 days of employment. Assuming your continued employment with the Company through such future dates, you will receive two additional payments, each in the amount of $50,000, on the first and second anniversaries of your first date of employment with the Company in 2009 and 2010, respectively. In the event you voluntarily resign employment or are terminated for cause within one year of your start date or the anniversary of supplemental bonus payments, you agree that you will not have earned this bonus, and you therefore agree to repay the net amount of the bonus to Avis Budget Car Rental LLC within 30 days of your last day of employment.

You are eligible to participate in the Avis Budget Car Rental Management Incentive Plan for 2008 specific to your role, which currently provides for a target payment of 75% of your eligible earnings, as applicable within the plan guidelines. The plan is based on performance factors as well as Avis Budget’s Earnings Before Interest and Taxes (EBIT) goals. The incentive distribution is typically in the first quarter of the following year. Your eligibility under the 2008 Plan will reflect 12 months of participation.

In addition, you are eligible to participate in the Avis Budget Group Inc. 2008 Executive Strategic Incentive Plan at a target level of 75% of base salary earned in 2008. Payout is anticipated in the first quarter of 2009, contingent upon Company performance versus metrics as detailed in the Plan document.

You are also eligible to participate in the Executive Management Car Program and Employee Lease Program.

You will be eligible to participate in the Company’s long-term incentive plan (LTIP), at a level consistent with other executives at your level. All awards are subject to approval by the Compensation Committee of Avis Budget’s Board of Directors and generally take place annually in the first quarter of the year. Generally, awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted

Avis Budget Group, Inc.	6 Sylvan Way	Parsippany, New Jersey 07054

Mr. Thomas M. Gartland

April 21, 2008

Page Two

Stock Units, Cash and Stock-Settled SARs at the Company’s discretion. We anticipate that your initial grant at a value of $500,000 will be approved per the Compensation Committee process. Your grant is expected to take the form of Performance-based Restricted Stock Units (30% of value) and time-based Restricted Stock Units (70% of value). The number of shares represented by any award is based on the fair market value of Avis Budget Group stock at time of the Committee’s action. Vesting of performance-based RSUs is determined in accordance with the Plan and generally occurs on the four subsequent anniversaries of the grant date depending upon the Company’s performance over the prior measurement period. Vesting of time-based RSUs generally occurs on the four subsequent anniversaries of the grant date in 25% portions.

You will be provided with relocation assistance under the terms of the Avis Budget Group, Inc. executive level relocation plan. A copy of the Plan is enclosed. To be eligible for full relocation benefits, we anticipate that you will complete your relocation within six months following your employment date. As part of your relocation package, the Company will provide transitional ‘cost of living’ assistance in the form of additional income included in your bi-weekly pay checks. In the first 12 months following your employment date, you will receive an aggregate $35,000; in the second 12 months $25,000; and in the third 12 months $15,000. In the event you voluntarily resign employment or are terminated for cause within one year of your start date or anniversary of each COLA payment, you agree that you will not have earned this payment, and you therefore agree to repay the net amount of the payment to Avis Budget Car Rental LLC within 30 days of your last day of employment.

In the event your position with Avis Budget Car Rental LLC is eliminated or your employment is terminated for any reason (other than for Cause and other than your resignation), then you shall be entitled to receive a severance payment from Avis Budget Car Rental LLC (or its successor) in an amount equal to 24 months of your then current annual base salary, plus target bonus, in lieu of any other severance payment under any other severance plan or policy. In addition, the Company will subsidize CORBA medical benefits to ensure you pay the same rate as an active employee for a period of eighteen (24) months, as well as use of the Company car and AYCO Financial Services. For purposes of the foregoing, “Cause” shall mean: (i) your willful failure to substantially perform your duties as an employee of Avis Budget or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Avis Budget or any of its subsidiaries; (iii) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); or (iv) your gross negligence in the performance of your duties.

Health and welfare benefits under Avis Budget will become effective on the first calendar day of the month following your date of hire. You will be eligible to participate in the 401K plan as soon as administratively possible, following your start date and subject to the terms and conditions of the plan guidelines. Currently, Avis Budget will match your individual contributions of up to 6% of your annual salary, after one year of service.

In addition, you are eligible to elect participation in certain executive level benefits including financial planning and tax preparation services provided by AYCO Financial Advisory Services, the group Umbrella Liability Plan, and the executive deferred compensation plan. Details of these employee benefits will be provided.

Mr. Thomas M. Gartland

April 21, 2008

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Prior to beginning employment with Avis Budget Car Rental LLC, you will need to take a drug-screening test (enclosed is the vendor’s form for your use), establish your U.S. employment eligibility and your identity. Examples of proper identification include a valid passport, or a valid driver’s license, and social security card; alternate acceptable documents are stated on the enclosed list. You must bring this identification with you on your first day of employment.

Please indicate your acceptance of this offer by signing the enclosed copy of this letter and returning to me in the enclosed envelope. In addition, please complete the W-4, I-9 and Avis Budget Car Rental Personal Data Form and fax to me at 973/496-3322 prior to your first day of employment.

Per Avis Budget’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Avis Budget Car Rental LLC is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

Tom, we are excited that you are joining our organization and look forward to having you as part of the Avis Budget Car Rental team. If there is anything further I can do to assist you, please do not hesitate to contact me at (973) 496-7797.

Regards,

/s/ Mark. J. Servodidio
Mark. J. Servodidio
Executive Vice President – Human Resources

Understood and accepted:

/s/ Thomas M. Gartland
Thomas M. Gartland

4/21/08
Date

Enclosures

cc:	F. Robert Salerno
E. Pictroski